Exhibit (a)(5)(ii)

COLONY CAPITAL ANNOUNCES FINAL RESULTS OF TENDER OFFER FOR OUTSTANDING 3.875% CONVERTIBLE SENIOR NOTES DUE 2021

LOS ANGELES, September 25, 2020 - Colony Capital, Inc. (the “Company”) today announced the expiration and final results of the Company’s previously announced cash tender offer (the “Offer”) for any and all of its outstanding 3.875% Convertible Senior Notes due 2021 (the “Convertible Notes”).
The Offer expired at 12:00 midnight, New York City time, at the end of September 24, 2020. As of the expiration of the Offer, $81,309,000 aggregate principal amount of the Convertible Notes, representing approximately 72% of the total Convertible Notes outstanding, were validly tendered (and not validly withdrawn) pursuant to the Offer. The Company has accepted for purchase all Convertible Notes that were validly tendered (and not validly withdrawn) pursuant to the Offer at the expiration of the Offer at a purchase price equal to $1,000 per $1,000 principal amount of Convertible Notes, plus accrued and unpaid interest.

The Company expects to pay approximately $81.9 million for the purchase of the Convertible Notes, including interest, on the settlement date of September 25, 2020. After settlement, approximately $31,502,000 aggregate principal amount of the Convertible Notes will remain outstanding.

Barclays Capital Inc. acted as dealer manager in connection with the Offer. D.F. King & Co., Inc. acted as the Information and Tender Agent for the Offer.

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any of the Company’s securities.

Forward-Looking Statements
This press release may contain forward-looking statements which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, whether the Company will complete the sale of its hospitality portfolios within the timeframe anticipated or at all, including the Company’s ability to obtain any necessary third-party approvals to consummate the transaction, whether the Company will realize any of the anticipated benefits from the transaction, including generating segment and corporate-level G&A savings post-closing and simplifying the Company’s business profile to focus exclusively on digital infrastructure assets, in the time anticipated or at all, the Company’s ability to divest of non-core assets and the timing of such divestiture, the pace of growth of the Company’s digital businesses, the Company’s ability to achieve superior returns from its digital businesses for the Company’s shareholders and other risks and uncertainties, including those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended March 31,

2020, Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and its other reports filed from time to time with the U.S. Securities and Exchange Commission . All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. The Company cautions investors not to unduly rely on any forward-looking statements.
The forward-looking statements speak only as of the date of this press release. The Company is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and the Company does not intend to do so.
About Colony
Colony Capital, Inc. (NYSE: CLNY) is a leading global investment firm with a heritage of identifying and capitalizing on key secular trends in real estate. The Company manages a $46 billion portfolio of real assets on behalf of its shareholders and limited partners, including over $20 billion in digital real estate investments through Digital Colony, its digital infrastructure platform. Colony Capital, structured as a REIT, is headquartered in Los Angeles with key offices in Boca Raton, New York, and London, and has over 350 employees across 20 locations in 11 countries. For more information on the Company visit www.clny.com.